UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2008
NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12534 (Commission File Number)	72-1133047 (I.R.S. Employer Identification No.)
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(Address of principal executive offices)
(281) 847-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Underwriting Agreement
Pricing Agreement
Form of Fourth Supplemental Indenture
Opinion of McDermott Will & Emery LLP
Press Release

Item 8.01.	Other Events.
On May 5, 2008, Newfield Exploration Company (the “Company”) agreed to offer, issue and sell $600 million of its 7 1/8% Senior Subordinated Notes due 2018 (the “Notes”) pursuant to, and subject to the terms and conditions set forth in, an underwriting agreement and a pricing agreement with the underwriters of the offering. The Notes are to be issued under a Subordinated Indenture dated as of December 10, 2001 between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly known as First Union National Bank)), as Trustee (the “Indenture”), as supplemented by the Fourth Supplemental Indenture to be dated as of May 8, 2008. Closing of the issuance and sale of the Notes is scheduled for May 8, 2008.
On May 7, 2008, the Company issued a press release announcing that it had signed a joint development agreement with Exxon Mobil Corp. to explore and develop about 87,000 acres in South Texas. A copy of the press release is filed herewith as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 1, 2008, the Company’s Board of Directors (the “Board”), upon the recommendation of the Nominating & Corporate Governance Committee of the Board (the “Governance Committee”), approved an amendment and restatement of the Bylaws of the Company, effective as of May 2, 2008 (the “Bylaws”), that (i) changed the voting standard for director elections from a plurality to a majority voting standard (as further described below), (ii) increased the percentage of outstanding shares required to be held by stockholders to call a special meeting of stockholders from 15% to 50%, (iii) added electronic notice and electronic voting provisions with respect to director and shareholder meetings, (iv) added advanced notice provisions for stockholder proposals and nominations of directors for stockholder meetings (as further described below), (v) expanded the matters that can be delegated to committees by the Board, and (vi) added a provision allowing a committee of the Board to create and delegate any or all of the powers of the committee to a subcommittee. In addition, the Bylaws reflect certain non-substantive language and conforming changes and other technical edits and updates.
Pursuant to the Bylaws, directors will be elected by the vote of a majority of the votes cast if, as of a date that is 14 days in advance of the filing of its definitive proxy for a stockholders meeting, the number of nominees does not exceed the number of directors to be elected; otherwise, the directors will be elected by the vote of a plurality of the votes cast. If an incumbent director nominee fails to receive a sufficient number of votes for re-election, such director will submit an irrevocable resignation in writing to the chairperson of the Governance Committee. The Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation, taking into account the Governance Committee’s recommendation, and publicly disclose its decision and, if such resignation is rejected, the rationale behind its decision within 90 days from the date of the certification of the election results.
Pursuant to the Bylaws, any stockholder who wishes to bring business before or propose director nominations at an annual meeting must give advance written notice to the Company’s Secretary not less than 45 days nor more than 120 days in advance of the filing of its definitive proxy for the annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year’s annual meeting, a stockholder must give notice no later than the later of 60 days before the annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. Any stockholder who wishes to bring business before or propose director nominations at a special meeting must give advance written notice to the Company’s Secretary not less than 150 days prior to such special meeting or 10 days following the date on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. An adjournment or postponement of a special meeting (or the public announcement thereof) would not commence a new time period (or extend any time period) for a stockholder to give notice. The stockholder’s notice in each case must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
1.1	Underwriting Agreement dated May 5, 2008

1.2	Pricing Agreement dated as of May 5, 2008, by and between the Company and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein

3.1	Bylaws of the Company (as amended and restated effective as of May 2, 2008) (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3 (File No. 333-150622))

4.1	Form of Fourth Supplemental Indenture, to be dated as of May 8, 2008, to Subordinated Indenture dated as of December 10, 2001 between the Company and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association, as Trustee (formerly known as First Union National Bank))

4.2	Form of 7 1/8% Senior Subordinated Note due 2018 (included in Exhibit 4.1 hereto)

5.1	Opinion of McDermott Will & Emery LLP

23.1	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1 hereto)

99.1	Press release issued by the Company on May 7, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY
Date: May 7, 2008	By:	/s/ Brian L. Rickmers
		Name:	Brian L. Rickmers
		Title:	Controller